Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com
November 7, 2017 Lonestar Resources US Inc. 600 Bailey Avenue, Suite 200 Fort Worth, TX 76107 United States	FIRM / AFFILIATE OFFICES
	Barcelona	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
	Dubai	Rome
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Lonestar Resources US Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the applicable selling stockholders named in the Registration Statement (as defined below) of up to (i) 13,686,666 shares (the “Conversion Shares”) of the Company’s Class A Voting Common Stock, par value $0.001 per share (“Common Stock”), issuable upon conversion of the Company’s Series A-1 Convertible Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”), (ii) 500,000 shares (the “Warrant Shares”) of Common Stock, issuable upon the exercise of outstanding warrants (the “Outstanding Warrants”), and (iii) 10,837,379 shares (the “Outstanding Shares” and, together with the Conversion Shares and the Warrant Shares, the “Shares”) of Common Stock. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 7, 2017 (the “Registration Statement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the resale of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

November 7, 2017

1.	The issuance of the Conversion Shares has been duly authorized by all necessary corporation action of the Company, and when the Conversion Shares have been issued by the Company upon conversion of the Preferred Shares, the Conversion Shares will be validly issued, fully paid and non-assessable.

2.	The issuance and sale of the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares have been issued against payment therefor in the manner contemplated by the Outstanding Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

3.	The Common Shares have been duly authorized by all necessary corporate action of the Company, and the Common Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP